EXHIBIT 99.2

WOODHEAD INDUSTRIES

MODERATOR: PHILIPPE LEMAITRE
NOVEMBER 19, 2004
10:00 A.M. CT

Operator: Good morning, ladies and gentlemen, and welcome to the Woodhead
         Industries 2004 fiscal fourth quarter and year-end conference call.

         Before we begin, let me remind the audience that comments during the conference call being held today, November 19, 2004, contains statements that are forward-looking. These statements are based on current expectations that are subject to risk and uncertainties.

         In particular, such risks include future actions for prospective products, future performance or results of current or anticipated products, sales efforts, expenses, changes in foreign exchange rates, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition and other issues discussed in the company's Form 10-K and other SEC filings. I would also like to remind the audience that today's call is being recorded.

             Now let me introduce your host for today's call, Mr. Philippe Lemaitre, Chairman and Chief Executive Officer of Woodhead Industries. Mr. Lemaitre, please go ahead.

Philippe Lemaitre: Thank you, April, and good morning everyone. We appreciate you joining us today to review our performance and financial results of the 2004 fourth quarter and fiscal year. With me today, as usual is Bob Fisher, Vice President of Finance and Chief Financial Officer and Joe Nogal, our Vice President and Treasurer/Controller.

             I will begin today's call with a summary of our fiscal 2004 financial performance and an update of the status of our long-term change program. Bob will take you through the financials in greater detail and review our results by business segment. Finally, I will return and give you guidance for 2005 revenue and earnings. We will conclude with any questions you have.

             Fourth quarter sales were $53.1 million, up 19.9% compared to the same period last year. Income from operations for the quarter was $2.9 million and net income was $3.4 million or 28 cents per share, each of which were improvements over the fourth quarter of last year.

             For the full year, we recorded total sales of $201.7 million, up 12.7% from fiscal 2003. Net income was $8 million or 4% of sales. This equated to 66 cents per share.

             We are pleased with our results for the 2004 fiscal year. Our top line was in line with our projections and we were able to exceed our earnings guidance as lower tax expenses and foreign exchange fluctuations enhance our results.

             We are now three years into our ambitious change program to refocus the company. I have always said that it takes about 5 years to change the culture of the company, and since we are past the midpoint, I will review some of our progress.

             Since 2001, we have consolidated operations and streamlined our business model. We consolidated 5 manufacturing locations in North America to 3. We have consolidated 8 separate connectivity engineering organizations to 2 worldwide. We consolidated 8 separate connectivity marketing departments to one worldwide. And we merged 5 independent European businesses into 2.

             In 2004, we significantly improved our sales and marketing capabilities. We implemented a worldwide business intelligence system; we redesigned our North American distribution program. We consolidated our sales organization in both North America and Europe. We developed a stronger Japanese sales organization. And we started a sales organization in China.

             We continue to record new sales wins. In 2004 alone, we were awarded spec position with two major worldwide automotive companies. We signed two major private label agreements with worldwide automation component suppliers. We won large contracts with the two largest Japanese machine tool manufacturers, and we introduced new products to new markets.

             A very important achievement during 2004 was the successful integration of our Aero-Motive operation into our Juarez Mexico operations. Improvement in operational efficiencies are the only remaining steps to completing this program.

             The entire company is very proud of these achievements.

             Overall, I can say that we made excellent progress towards the goals set forth for ourselves three years ago and the goals laid out at the beginning of this fiscal year.

             The successful implementation of our strategic initiatives, has positioned us well to capitalize on the improved economic and business environment for our products. We look forward to accelerating growth in both revenue and operating profits from our connectivity business and the continued positive returns and cash flow generated by our electrical segment.

             I will now turn the call over to Bob Fisher who will review our financial performance in greater detail.

Robert Fisher: Thank you, Philippe.

             As Philippe said, our results for the quarter exceeded our expectations. Positive impacts from both lower taxes and foreign exchange fluctuations complemented our operating performance. Consolidated fourth quarter revenue was $53.1 million or 19.9% improvement over last year's sales of $44.3 million. This was despite the loss of EMC fiber business, which last year was $2.5 million and worth six points year over year, and a divestiture of two Aero-Motive product lines, sales last year were $900,000 worth two points year over year.

             Changes in foreign exchange rates were responsible for 4 points of the increase and an additional week, due to our statistical calendar, 8 points. Our international revenue growth rate exceeded North America's growth rate and international revenue was 46% of total revenue in the quarter.

             Income from operations for the quarter was $2.9 million and net income was $3.4 million or 6.4% of sales. This compares to income from operations of $2.3 million and net income of $838,000 last year. Earnings per share were 28 cents in the current year compared to 7 cents in 2003.

             During the fourth quarter of 2004, there were two non-operating items that significantly impacted earnings positively. First, our overall effective tax rate was unusually low during the quarter. It was 4%, and this was primarily due to us benefiting from certain net operating loss carry forwards. This favorably impacted our earnings by 7 cents per share in the quarter.

             Second, changes in foreign currency rates, primarily the strengthening of the Canadian dollar, positively affected net income by 9 cents per share.

             Last year's fourth quarter's earnings were also affected by some non-operating items. Restructuring costs associated with the Aero-Motive migration totaled 5 cents per share. Changes in foreign currency rates last year negatively impacted profits by two cents per share.

             Offsetting these negative items in the 2003 fourth quarter were the sale of the Aero-Motive workstation product line, which generated a gain of 6 cents per share and a change in our retiree medical plan, which was worth 4 cents per share.

             Now I know this is a lot of information, but it's very relevant to understanding our performance. Using all these items you can get to a net operating earnings per share figure for both years.

             Now with our segment results for the fourth quarter, connectivity segment sales were $39.7 million, up 23.8% over 2003 even with the loss of the EMC fiber business. Six points of the increase was due to exchange rate changes. In local currency, Asia was very strong with an 80% increase. Europe followed suit with a strong 22% increase and North America was up 10% compared to last year.

             Income from operations was $2 million or 5.6% higher than last year. While gross profit in this segment increased substantially from the higher revenue, it was partially offset by increased cost associated with our planned incremental investment in sales, marketing and engineering initiatives for future growth.

             Electrical segment revenue was $13.4 million, up 5.9% (correction:
         9.5%) compared to last year. This increase came despite the sale of the 2 Aero-Motive product lines, one in the fourth quarter of 2003 and the other in the first quarter of fiscal 2004. These both combined represented a $930,000 reduction.

             Income from operations for this segment was $1.5 million, up from $1.3 million last year. The positive benefits associated with the increase in revenue and the absence of the restructuring charges in 2004 were partially offset by startup inefficiencies associated with the integration of the Aero-Motive products in Juarez, Mexico.

             The total company gross margin in the fourth quarter remains strong at 37.7%, although it was down slightly year over year. Improvement from higher plant utilization was partially offset by increases in commodity prices, startup inefficiencies and selling price reductions.

             Total operating expenses, as a percent of sales, declined slightly to 32.3% during the quarter, from 32.6% in the fourth quarter of last year. Restructuring charges were a slight credit in the quarter, due to the completion of the Aero-Motive project and the final disposition of machinery, equipment, and other expenses. Foreign exchange rate fluctuations increased these expenses by $540,000.

             Backlog decreased during the quarter and finished the year at $15.5 million, down 3% from a year ago. The change in the quarter was consistent with our expectations as order input typically slows down in the fourth quarter due to summer vacations, particularly in Europe. We've already increased backlog by over $3 million since the end of September.

             Now I'll summarize the full year results.

             Fiscal 2004 consolidated revenues were $201.7 million, up 12.7% compared to 2003, or 7.7% in constant dollars. 2004 income from operations totaled $9.9 million, and net income for the year was $8 million, equal to 4% of sales. All of these results compared favorably to 2003 results.

             On an earnings per share basis, we made 66 cents in 2004, up 20% as compared to the 55 cents in fiscal 2003.

             During the year, like the quarter, we benefited from some unusual items. The sale of the Aero-Motive product line, added 10 cents per share. Lower tax expenses improved results by 8 cents per share. Foreign exchange rate changes were worth 8 cents per share. And medical benefit changes were 4 cents per share positive. Partially offsetting these gains was the final cost of restructuring the Aero-Motive business, which totaled 6 cents per share.

             Similarly, 2002 was impacted by a number - 2003, I'm sorry, was impacted by a number of unusual items. On the positive side, we had the impact of foreign currency changes for 18 cents per share. The sale of the Akapp subsidiary was 6 cents per share. The sale of Aero-Motive's workstation product line was also 6 cents per share. And the change in retiree medical benefits was 8 cents per share.

             On the negative side, we had the Aero-Motive migration cost for 11 cents per share, and the unfavorable Mexican value-added tax, or VAT judgment, was worth 5 cents per share. Also, it's important to note that the incremental cost of our growth initiatives was 17 cents per share for the full year of 2004.

             Connectivity segment revenue was $147 million, up 16.4% from last year, and income from operations was $4.6 million versus $5.1 million in 2003. The revenue increase was driven by strong performance in both Europe and Asia, with Germany, Italy, Japan and the UK being the best and exchange rates. Gross margins were up slightly year over year, and income from operations was down as the cost of the growth initiatives more than offset the revenue gains.

             Electrical segment revenue was $54.7 million, up 3.7% from a year ago. And income from operations was $6.6 million, compared to $4.8 million last year. As mentioned earlier, the revenue increase came despite the absence of the two product lines that were divested.

             The substantial increase in profitability in this segment is a direct result of our efforts to improve cost efficiencies, margins were up, and the lower Aero-Motive restructuring charges.

             Total gross margins increased eight-tenths of a point to 37.7% from improved plant utilization and efficiencies, partially offset by commodity price increases, selling price reductions and startup costs associated with the Aero-Motive product moves.

             Operating expenses, excluding the restructuring charges, increased as expected. The increase was driven by the planned investment in growth initiatives in sales, marketing and engineering, and the impact of foreign exchange, higher bonuses and the additional week. Going forward, we expect operating expenses to be about $17 million per quarter.

             For the full year 2004, our international business accounted for 45% of our revenue, compared to 40% in 2003. Europe performed extremely well with revenue up, 26% in U.S. dollars and 13% in local currencies.

             Asia, driven by a 69% increase in Japan, was up in total by 57% in U.S. dollars and 46% in local currencies. North America, while not as robust, also exhibited solid year over year growth. In U.S. dollars, North American revenue grew 5% compared to last year. Adjusting for the Aero-Motive product line sold, the growth was 9% in North America.

             Cash flow from operations was $12.4 million, down from $17.5 million last year due to the swing from decreasing inventories and receivables in 2003 to increasing in 2004.

             At year end, cash on hand was $16.7 million after the payment of $5.7 million of debt. At year end, inventory turns were down slightly primarily due to the temporarily build-up of inventory to facilitate the integration of the Aero-Motive products to Juarez, Mexico.

             And days sales outstanding increased marginally during the year as the international sales became a larger percentage of our business.

             Capital expenditures was $7.4 million, up from a low of $4.5 million last year, and still lower than depreciation and amortization, which was $11 million. Next year capital spending is planned to be $10 million and depreciation is estimated to be $12 million.

             Finally, as we review our standard financial metrics, I'm pleased to report that our book value at year-end was $9.69 per share, up from $9.03 per share last year. We also paid dividends totaling 40 cents per share in 2004, up from 36 cents per share in 2003.

             I'll now turn the call back to Philippe.

Philippe Lemaitre: Thank you, Bob.

             At this time last year, we discussed the implementation of several important sales, marketing and engineering initiatives that would drive our success in 2004 and beyond. We are very happy to report that these initiatives have been effectively implemented and are starting to show their value.

             To refresh your memory, the initiatives we laid out last year included a new e-catalog to facilitate relationships with our customer, improved marketing tools and programs to increase customer awareness, including a branding rationalization, an increased expense commitment to marketing initiatives aimed at growing market share, addition of more feet on the street to increase our solutions selling model to OEM and end users, and lastly, new product development and product management systems to enhance our engineering efforts.

             As we finish the year, I can gladly say that we have achieved great success towards our goals. We believe our products have built strong brand recognition with a reputation for quality. We have dramatically improved our marketing program, which has already proved beneficial and will play an important role in our future success. Finally, our sales organizations have been reorganized and fully charged.

             With the benefit of these initiatives in place, we are well positioned as we enter 2005, to aggressively pursue new product opportunities while maintaining a strong focus on the profitability of our core products.

             As an example of new products, next week we will introduce our next generation M12 connector technology at a major show in Germany. Called "Ultra-Lock", this new series of integrated distribution boxes and cord sets is based on an innovative "push-lock" operating principal. Users simply push down to connect and pull up to disconnect while maintaining full IP68 sealing performance.

             For the assemblers and installers, the unique threadless design of the Ultra-Lock system provides faster, easier installation than traditional treaded connectors, resulting in higher productivity, less worker fatigue and reduced labor costs.

             As to guidance for fiscal year 2005, our ordering input backlog growth are very positive, and we currently expect first half 2005 revenues to be 10 to 12% higher than last year's first half, and we expect first half earnings to be in the range of 26 to 28 cents share. We anticipate second half earnings of approximately 51 to 55 cents per share. For the full year 2005, we project revenue will be 12 to 15% higher than 2004.

             So, operator, we are now ready to take questions.

Operator: Thank you, gentlemen. Anyone wishing to ask a question may do so at this time by pressing the star key followed by the digit one on your telephone keypad. For those of you joining us by speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one for questions. We'll pause for just a moment to assemble the roster.

             Our first question this morning will come from Alexander Paris of Barrington Research.

Alexander Paris: Good morning, nice quarter.

Philippe Lemaitre: Thank you, Alex - good morning.

Alexander Paris: Good morning. This is a little thing, but the last time you were forecasting first half 2005 sales was about - you were talking 15%, now it's 10 to 12%. Is that just fine tuning or was there some short fall or delays in things that you were expecting?

Philippe Lemaitre: It's probably fine tuning. We don't have - I mean, we're starting the quarter fairly nicely. I said before that since the end of the September, our backlog is up $3 million already. So, you know, at this stage we're maintaining at 10, 12, but it's, you know, we're not seeing anything negative.

Alexander Paris: OK - in your geographic, you've got the increases; can you give the dollar amounts for the year in Asia, Europe and North America?

Bob Fisher: No, we don't - we don't give that out.

Alexander Paris: OK - in taxes, now that was an awfully big drop. Is that mostly a special item and what would be your rate going forward that you accrue? Is it still something like 37% or is there - is this lower rate or something lower than 37% going to continue?

Joe Nogal: We anticipate the rate for fiscal 2005 to be around 35%. What occurred in the fourth quarter and for the year was due to unique items.

Alexander Paris:  OK - but they were one-time items essentially?

Joe Nogal:  Yes.

Alexander Paris:  Just for the quarter?

Joe Nogal:  The quarter and the year.

Alexander Paris: OK - and the - your operating expenses, (where did I put them here)? I think you're 32% for the year as a percent of sales, fourth quarter 23.1%. This latter number, 23%, is that more to the expect you going forward, or did you just mention something even lower than that in your comments?

Bob Fisher: It wasn't 23%.  It should be 32%.

Alexander Paris: In the fourth quarter?

Bob Fisher: In the fourth quarter, yes.

Philippe Lemaitre: We mentioned $17 million third quarter.

Alexander Paris: OK, maybe I took it down wrong. The - what would you say your - are most of these initiative expenses for Mexico and your operating initiatives, the 17 cents for the full year, are you pretty much kind of returning to a more normal operating expense ratio now? Is there still some more of that that would be keeping it lower than what you would expect it to be longer term?

Philippe Lemaitre: We mentioned that our operating expense we expect for next year at $17 million per quarter.

Alexander Paris: OK. All right - all right, I'll get back in line. Thank you.

Philippe Lemaitre: Thank you, Alex.

Operator: Moving on, we'll hear from John Franzreb with Sidoti & Company.

John Franzreb: Good morning, gentlemen.

Philippe Lemaitre: Good morning, John.

John Franzreb: Philippe, I wonder if you could give me some color as to how well your new product introductions have been received, and how much they're affecting the top line?

Philippe Lemaitre: We have multiple new products. If I start with Brad Power, which we introduced about a year ago, we are starting to have some very significant wins in that product family. I think it will - it will be easy to see the growth of that in the coming year.

             If I look at our MIG family, as you know, we introduced a new product there in a complete family. What we are finding there is that there is a very interesting market, but it's a long sale cycle. It's a sale cycle that is probably 9 to 12 months. So I would expect that particular product to start impacting us significantly in the third quarter to fourth quarter of this year.

             And then we have a new product that we announced - we are going to announce in - I'm going to show in Germany at (SPS) next week. This is
         - this is also extremely significant. In my mind it's fairly revolutionary new product, and, you know, there will be obviously an adoption lag, but I would expect to start seeing some good sales for that probably fourth quarter of the coming year and beyond of course.

John Franzreb: What I'm thinking is in the past year-and-a-half, there's been an emphasis in rolling out new products to drive the top line, I wonder if you could give us a sense of how much new products introduced in the past call it

         "two years" represent, you know, total sales at this point? Do you have a sense of that?

Philippe Lemaitre: I'm afraid I don't quite have a sense of that off-hand here.

John Franzreb: OK - well what I'm mostly wondering is I would imagine you get better gross profits on those types of products, and why is it that the gross margin's kind of dipping down now in the fourth quarter? I would suspect that we'd start to see some gross margin improvement. Could you provide some color as to why that's the case then?

Philippe Lemaitre: I think we will start to see some gross margin improvement.
         The variation on the fourth quarter, Bob, do you have an answer to that one?

Robert Fisher: I think most of it is really mix. I mean, I think the operations are pretty much, you know, solid in terms of the gross margin by product line.

John Franzreb: Mix? In what - in what way is it mix?

Robert Fisher: The products that we sell on a month to month or quarter to quarter basis. You know, we did get, you know, hurt a little bit more probably in the fourth quarter than the third quarter as commodity prices started to pull through.

John Franzreb: What commodities are hurting us?

Robert Fisher: Copper.

John Franzreb: Copper - in your forward guidance, which are kind of a gross margin assumption raise that you're looking at when you're - when issuing that guidance?

Joe Nogal: Gross margins should move up between a half a point and a point in the next year.

John Franzreb: That's full year over full year?

Joe Nogal: Yes.

John Franzreb: OK - and my last question I guess kind of relates to the gross margin a little bit. You mentioned selling price reductions in your commentary. Where are you having to take those price reductions? What product lines?

Bob Fisher: I mean, it's some in both connectivity and electrical. Year over year, you know, we're looking at about, you know, one-and-a-half percent reduction, which is really pretty normal.

John Franzreb: Okay, so, it's not - it's not a competitive issue, it's just the normal price reductions you're taking?

Bob Fisher: Yes - I mean, yes, the price reductions are primarily competitive.
         Without the competitive pressure, we wouldn't take them down.

Philippe Lemaitre: Yeah, we look at different things. In some product lines we raise price, in some product lines we decrease some price. And roughly it's about a percent to a percent-and-a-half for the year.

John Franzreb: So where do - what product lines do you have the best pricing power? How about that?

Philippe Lemaitre: You know, it's not a question that is - that is easy to answer, because we go down at the very low level of details in the product line. So within let's say, a connector family, we might have 2 types of connectors that we raise price on, and 2 types of connectors that we decrease price on, and we will vary that over the year. It's really fine tuning at the sales level because for someone reason, we might have, you know, a local pressure in a local region, and we want to react right away.

             So it's not - my point is that it's not that we see product lines without being clearly under pressure on a national basis, or product lines that are really, you know, making it, well, on a national business. It's really at a high degree of fine tuning.

John Franzreb: OK, thank you. I'll go back into queue.

Philippe Lemaitre: Thank you, John.

Operator: Moving on to Bruce Geller from DGHM.

Bruce Geller: Hey, good morning, guys.

Philippe Lemaitre: Good morning.

Bruce Geller: Could you help me understand what structurally has changed in your P&L over the last decade, because while I appreciate your enthusiasm for your many initiatives, the reality is your sales estimate for the current year is roughly $230 million, and on that, your earnings are going to be significantly below where they were on some prior years where you did significantly less sales.

             For example, in 1997, you did $140 million - $137 million in sales, and earned a $1.10 on 15% operating margin. And you're not even coming close to that in what should be a good year.

             So I just want to understand structurally what's changed and why you're not getting back anywhere near the levels of margin you earned throughout the 1990's.

Philippe Lemaitre: Well, I think that the very big difference between the 1990's and now, is the fact that in the 1990's, we were fully - we were mostly in the electrical business, which was a low growth or a - or a GDP growth type business. In the past - after about 1997, the previous management decided to find a growth engine for the company, which was the connectivity business. They embarked at the time into buying a few companies to help the business in that arena. And obviously, this is a multi-year investment and this has - this has impacted our earnings.

             In 2000, if I recall correctly, we provided $1.20 ...

Bruce Geller: A $1.12.

Philippe Lemaitre: ... $1.12 of revenue, which shows the ability of the connectivity business.

             Now in 2001, as you know, for three years or three years-and-a-half, the manufacturing entered the recession, which was worse than even 1939. And we came out of the recession with more cash than we had at the beginning, and we have also made a lot of investments during that time restructuring our operations.

             So right now, we are seeing a clear coming up to the level of profitability that we have seen, and I believe that within the next couple of years, we should very clearly show the ability of our business not only to get to the level of profitability that you're talking about, but also to grow at the double digit level, which was absolutely not where we were at that time.

             So, you know, it's a change in direction that the company undertook at some point in time, and you would've seen very probably a clear - the clear direction if we didn't have that recession.

Bruce Geller: Well, I'm not so sure about that, because, you know, you pointed out $1.12 you earned in fiscal 2000, and again, in the current fiscal year, you're going to have $40 million more in sales than you had that year, yet your earnings are going to still be less. And this whole growth avenue that the company has embarked on, you know, it doesn't seem like it's added anything. In fact, it's detracted from earnings.

         So, I mean, growing the top line just for the sake of showing sales growth to me, as a shareholder, doesn't add any value. I'd rather see significant earnings and cash flow generation, and I'm still not seeing any evidence that you're getting back anywhere close to the level that you were in the prior decade, recession or not.

Bob Fisher: Well, we think we can get back there. I mean, we've been hurt by the recession as everybody has. I think, you know, business is down overall, revenue and profits. And I think what you need to do is focus on, you know, how we're doing, you know, in the current environment year over year and what we expect to do in '05.

Bruce Geller: But if you look at fiscal '05, that's a pretty solid year for the industrial economy. If you look around at all the other industrial companies out there, I mean, most companies are ahead of their normalized margins getting back close to peak margins in '05 because it is such a strong, you know, a strong environment right now for the industrial economy. And again, we are seeing that on your top line, you know, I'm not taking issue with the top line. But again, the bottom line is not reflecting that you guys are getting anywhere close to the margin levels you achieved historically.

             And if you are saying that you think you're going to achieve to get back close to those margin levels, then it appears that your earnings guidance is significantly too low. So I'm trying to understand the disconnect.

             On one hand you're providing a certain level of earnings guidance. On another hand, you're saying you're going to get back close to historical margins. But the two don't jive with each other.

Philippe Lemaitre: We didn't say we were going to go back to historical margin in year 2005. If you compare the, you known, this year and we are back at $200 million versus four years ago, and we're going to continue that growth. Next year, our guidance is around 80 cents per share. And it's going to go up, and at some point in time in the future, again, with a
         - I mean, double-digit type growth every year, we are going to get back to our previous level of margin and probably better. But it's not going to happen in one year.

Bruce Geller: Well, at some point in the future, we're going to have another recession as well. I mean, it's just - again, it does not appear to me that as we're, you know, getting towards at least mid-cycle, if not late cycle, you know, this upturn in 2005 that you guys have shown the ability to get back anywhere close to your historical margins. I mean, I've owned the stock for a long time, so it's not like I'm just coming in now and all of a sudden being critical.

             You know, I think that, you know, there had not been a lot of value added to the business over the past few years with these growth initiatives.

Philippe Lemaitre: Well, we disagree with that. It's a matter of what your timeframe.

Bruce Geller: Like I said, I've been a shareholder for a while.

Philippe Lemaitre: All right, thank you.

Operator: Moving on, we'll hear from Kevin Sarsany of Langenberg and Company.

Kevin Sarsany: Hi, guys can you hear me?

Philippe Lemaitre: Hi, Kevin - yes.

Kevin Sarsany: The reported EPS number, 28 cents, I had a 17 cents number, but when I take out the gain on the tax and the gain on the FX, I come out with 12 cents, which is pretty easy math. Is there anything in there that were one time items that make that higher or lower? Is my math correct?

Philippe Lemaitre: Yes, can you - can you repeat your math a little bit?

Kevin Sarsany: Sure - 28 cents EPS, in your press release you talked tax contributed positively 7 cents, and FX for the Canadian dollar, which was related to your debt out there, 9 cents, together that's 16 cents. So subtracting that from the 28, I get 12. Can you help me out there?

Bob Fisher: That's right, that's correct.

Kevin Sarsany: OK, so that is the adjusted number. Is there any negative one-time numbers in there? Like I said, I had 17 cents. I'm just trying to reconcile the difference.

Bob Fisher: That's right.

Kevin Sarsany: OK, and when I look at my segment forecast, connectivity did just fine. But electrical was a little bit lower on the top line but significantly lower on the bottom line. And I know you talked about consolidation, in Juarez affecting, and also you mentioned commodity prices. For the first time I've heard selling prices come into and somebody touched on that. But traditionally, your selling prices are minus/positive one percent. Is this much higher in aggregate or what's going on, if you can help me out there?

Bob Fisher: No, it's not higher than normal.

Kevin Sarsany: OK, and typically you don't talk about it. But going back to the electrical performance, you know, is this something that we can expect going forward? Is it something fundamental in the business or, you know, can you add a little clarification on that for me?

Bob Fisher: Electrical should continue to get better. I mean, volume is going to go up and we're going to get out of the inefficiencies that are in their operation in Jaurez for the migration of the product line.

Kevin Sarsany: Now, these efficiencies, I mean, you've been moving down there for a while. Is this just kind of a one-time event, or is this an ongoing process and getting better and better? And do we expect that to continue to effect margins?

Philippe Lemaitre: I think it's both. You know, there is a one-time event, which is we moved most of our product line - well, all of our product line from Aero-Motive to Mexico, and when - and we outsourced some, and when you do that, you already have a startup efficiency, because it's a new plant, it's new people and all that. So that's kind of the one-time event.

Kevin Sarsany: And that - and that happened in the fourth quarter? Had you not moved your product line down there in the previous quarters?

Bob Fisher: The product line has been moved, you know, it's been a process of movement. We didn't move everything at one time. Most of the stuff was down there pretty much by the end of the third quarter, but we're still going through the process of, you know, getting the people up to - up to speed on better efficiencies.

Kevin Sarsany: OK, thank you.

Operator: We'll now hear from Greg Macosko from Lord Abbett.

Greg Macosko: Yes, thank you.

Philippe Lemaitre: Greg.

Greg Macosko: Hello - if - Bob, you went through a lot of numbers there for the year. A whole bunch of - a bunch of positives and a bunch of negatives. And I didn't get all the pieces of the positives, but I think those added up to 30 cents and then the negatives added up to minus 77 cents. Is that - did I get that right? Is that a one-time issue that was plus and minus for the year of '04? Did I ...

Robert Fisher: Do you have a copy of the press release, because the press release actually puts it on a chart, which is ...

Greg Macosko: OK.

Robert Fisher: ... easier to read.

Greg Macosko: All right, fine. But how many of those one-times, or where do you feel like there's any of those factors that will repeat themselves or - looking forward?

Robert Fisher: Well, the ones that are listed there are the only ones that - you know, the only one that may repeat is the foreign exchange impact, which is, you know, not in the forecast, and you know, continues to be actually good news this quarter.

Greg Macosko: OK. If I take the midpoint of your growth, you know, 13-and-a-half percent, we just assume that, that gets you to something less than the $230,228 million or something. And if I just use your SG&A estimate, that comes out to be around 29.7% SG&A as a percentage of revenue. And if I take what you've said relative to the gross margins at 37.7, if we say 50 or 100 basis points, we add in 75 basis points, you know, we come down to an operating margin of 8.75%- eight-and-three-quarter percent. Does that sound right? Is that what we're hearing here?

Robert Fisher: Yes.

Greg Macosko: Pardon?

Robert Fisher: Yes, it is.

Greg Macosko: So if I just multiply those out and I look at your interest expense and use last year's which was basically nothing, there's nothing other than the taxes there, am I right? Is there's a particular
         - is there a one-time below that, you know, below the operating line that I should include there that are not or ...

Robert Fisher: You said, I think you assumed interest cost were zero, well, that's not right.

Greg Macosko: Well, but if I look back against some offsetting charges there, too - gains on there, those are one-time in nature then?

Robert Fisher: Yes, the gain that's in there that you're netting is primarily the foreign exchange impact.

Greg Macosko: OK - all right. And then so can we expect the same level of interest payments? I mean, are you expecting the debt to go down or go up?

Robert Fisher: A little bit less because we paid off $5.7 million of debt in September.

Greg Macosko: OK - all right, and if I put those numbers together, they should add up to something around 80 cents.

Robert Fisher: I think so - I hope so.

Greg Macosko: OK. Thank you.

Philippe Lemaitre: Thank you, Greg.

Operator: We have a follow up from Alexander Paris.

Alexander Paris: Just going back to what you were talking about, current versus cyclical peaks, just to summarize it, you're essentially saying the electrical was a mature business and a fairly high margined business back a few years ago, and that eventually the connectivity business when it reaches similar maturity, that is when your spending that's involved to get where you want to be is done, those margins will be as good as or better than electrical.

         And the reason you're not hitting that level in 2005 is because you're not getting - you won't be getting the full value of the investments that you're putting in until you get out to '06 and to '07.

         Is that kind of what you were saying?

Robert Fisher: Yes.

Philippe Lemaitre: Yes

Alexander Paris: OK. On your products, the mobile products, the MIGs, looking at the potential for those, and I think you said - when you were talking about the long lead times of six, seven months or so, you were talking to both the factory floor applications and the - and the fleet applications for taxis and trucks and so forth?

Robert Fisher: Right.

Alexander Paris: And looking at that longer term, where do you see the bigger potential for that in the - on the factory floor, in inventory and warehousing and so forth? Or out in the mobile area?

Philippe Lemaitre: I think the largest potential is definitely in the mobile arena. We see a lot of potential demand there, and it's somewhat a new market for us, and we are learning it. But at this stage, it's pretty clear that there will be more demand there.

Alexander Paris: Is there a lot of difference between your product and say, when you take your Avis rent-a-car in there and they - and they click out your bill? Is there something more than that?

Philippe Lemaitre: Well, our product is a hardware portion of it, you know. And the hardware portion is based on different Microsoft platform from "C" to "XP". And the hardware itself goes from the PDA type level, ruggedized computer to a full "XP" tablet ruggedized computer with different things in between. And on these hardware platforms, the applications can range from GPS, like what you see in some of the, you know, rental car, to, you know, bar coding, to tracking of containers, to tracking of, for example, we have an application for a salt truck to track the usage of salt where the salt truck goes.

             So the applications are very multiple. I think what makes it value of the hardware is the fact that it's fully ruggedized, which is what we know what to do, and you can take these units in very harsh conditions. And it's very open - it's very open because it's a very well known Microsoft platform.

             So, you know, it's a matter of putting the right application for the right demand, and then - and then the hardware is a natural pull.

Alexander Paris: So it's doing a lot more than the Avis girl has out in the parking lot when you're checking in your car?

Philippe Lemaitre:  It has the potential of doing a lot more.

Alexander Paris: OK, just one other thing, on the factory floor, does it do things like read RFID chips and things like that?

Philippe Lemaitre: It could - we don't have at this stage - we don't have a sensor to do that, but it's very conceivable that you design - someone design a sensor, plugs it into our unit and it could read chips - RFID chips, you know, the same way it reads bar coding or other things. And again, what happened is that then the guy on the shop floor has a ruggedized PDA so he can go into a tough environment or drop in on the floor and it continues working.

Alexander Paris: Is that going to be done with direct sales or primarily two distributors?

Philippe Lemaitre: At this stage we are looking - we are doing it through direct sales because we are trying to understand that market. At some point in time, and we have a couple of opportunities there, in segment of that market, there might very well be some good distributors that are fully capable of providing the solution.

Alexander Paris: OK - looking at your current situation, your debts down to a pretty low level, your capital spending is less, depreciation.... Do you feel comfortable now at this stage to be looking a little bit more aggressively at acquisitions?

Philippe Lemaitre: Absolutely.

Alexander Paris: Would you be looking, I would presume, more on the connectivity side than the electrical?

Philippe Lemaitre: Yes.

Alexander Paris: And would it be aiming at new products - essentially, new product technology that you could add to your distribution channel? Is that the kind of thing something ...

Philippe Lemaitre: Well ...

Alexander Paris: ... different?

Philippe Lemaitre: I think that we probably, on a priority basis, would look more at companies that might give us a better market position, let's say in Europe or in Asia, for example.

             And then at the secondary level looking for new product. But also for new product, we can probably do some of that and we're looking at that through partnership rather than full acquisitions.

Alexander Paris: OK - just one more question, getting back to your mobile products again, can you give us some - who you would say would be competitors that would be most closely aligned with what your product and software provides?

Philippe Lemaitre: I think that, you know, what we are learning clearly is that there are two types of competitors it seems today. You have some companies like Toshiba in Asia that has developed some laptops that are fully ruggedized. I think they call them "tough book". So they have on the laptop arena, they have some competitive products.

             What we tend to see on the marketplace is a lot of, you know, small entrepreneur that are taking a normal PDA or a normal laptop and try to ruggedize themselves because they have some contact with some company, and they want to provide the solution there.

             We're not seeing too many companies. And frankly, you know, there is - just to give you an example, there is one taxi show per year in the U.S, and we went to that taxi show, and in that show, we got 500 leads. And the reason we got 500 serious leads is because people came and said well, we are really delighted that a company on the NASDAQ with the ability invest and these products you show is getting into that marketplace, because it has been filled with very small startup. And obviously, there is a great place for startups, but at the same time, some companies want, you know, want more reliability maybe or maybe more strength of sustaining product of that complexity.

Alexander Paris: So, just to summarize this, so just like a lot of your products, one of the main new advantages of points of difference you're focusing on is the fact that they're more rugged than what is out there?

Philippe Lemaitre: Correct.

Alexander Paris: So the taxi driver could use it to stick up artist over the head or something?

Philippe Lemaitre: That's not an application we thought about.

Alexander Paris: OK, thanks a lot.

Philippe Lemaitre: Thanks, Alex.

Operator: We will now take a follow up from John Franzreb.

John Franzreb: Bob, I was just wondering if you could review the mechanics of the Canadian dollar and the its impact on the income statement. Can you just review that with us?

Robert Fisher: We have a loan on the Canadian books, which is denominated in U.S. dollars. And so as the Canadian dollar gets stronger relative to the U.S. dollar, it's favorable to us and the impact shows up in miscellaneous income and expense.

John Franzreb: OK, how much is that loan?

Joe Nogal: It originally started at $30 million, and today it's down to around
         $17 million.

John Franzreb: OK, thank you very much.

Operator: And gentlemen, currently there are no further questions remaining in the queue. Mr. Lemaitre, I'd like to turn the conference back over to you for any additional or closing comments.

Philippe Lemaitre: Thank you very much. We look forward to seeing you in three months and thank you for all your questions. Good bye and have a good weekend.

Operator: That will conclude today's conference. We do thank you for joining us and have a great afternoon.


                                       END